Exhibit 10.1

Thomas L. Thimot Chief Executive officer tomthimot@authid.ai

November 12, 2021

Neepa Patel

150 East 44th Street, Apt. 10D

New York, NY 10017

Re:  Appointment as Non-Executive Director

Dear Neepa:

I am pleased to be writing to you at the direction of the Board of Directors (“Board”) of Ipsidy Inc. dba authID.ai (the "Company") to confirm the terms of your appointment as a non-executive director. This letter shall take effect upon the passing of a Board Resolution formally approving your appointment.

The initial term of your directorship will extend until the first Annual Meeting of the Company’s Stockholders (“Annual Meeting”) following your appointment, when you will be eligible for re-election by the stockholders, if nominated by the Board or until your earlier resignation.

1.	Role and duties

Non-executive directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs, with a particular focus on strategy, performance and risk. We would also expect you to be an ambassador for the Company and to promote its interests, when appropriate in your daily business activities.

You will be required to discharge the following specific functions and duties:

(a)	Attend quarterly Board meetings and special Board meetings at the Company's head office, or such other place, or by conference call on dates to be notified to you in advance;

(b)	Attendance at Board and Committee meetings by conference call will be generally available, but it is anticipated that the Board will have two full “in person” meetings per year with all directors present;

(c)	Attend the Company's Annual Meetings and any special meetings of stockholders, which may be called from time to time;

Ipsidy Inc. • 670 Long Beach Boulevard • Long Beach, New York 11561 • Tel +1 516 274 8700 • www.authid.ai

Neepa Patel: Page 2 November 12, 2021

(d)	Carry out such other functions and duties as may reasonably be required of you from time to time.

As a director of a Company, which is a reporting Company in accordance with Securities & Exchange Commission (“SEC”) rules, you will be required to file reports of your interests in any securities of the Company and any acquisitions or disposals thereof, as well as various disclosures regarding your position in, agreements with and relations with the Company. The Company and our counsel will work with you to ensure all required reports and disclosures are filed in compliance with SEC rules.

We will need to establish a filing reference (or CIK) for you with the SEC, as a director a public reporting company and we will send you the applicable form in due course. Once that has been obtained our Edgar filing agent can make all necessary filings on your behalf, with your approval.

2.	Time commitment

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the reasonable expectations of your role, including appropriate preparation time ahead of Board (and, if applicable, committee) meetings.

3.	Conflicts

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any current conflicts of interest. In the event that you become aware of any potential or actual conflicts of interest these should be disclosed to the Chairman and Corporate Secretary as soon as possible.

4.	Compensation and Reimbursement of Expenses

In consideration for the performance of the duties outlined above, you will be entitled to compensation in accordance with the Company’s Compensation Policy for Non-Employee Directors, from time to time in force, including awards under the Company’s 2017 Incentive Stock Plan (the “Plan”). At the present time this comprises (a) an initial equity award having a Black Scholes value on the date of grant of $270,000, subject to annual vesting of one-third of the shares over three years on the date of each Annual Meeting commencing with the 2022 Annual Meeting; and (b) commencing following the Company’s 2022 Annual Meeting assuming you are re-elected to office, an annual equity award having a Black Scholes value on the date of grant of $90,000, subject to vesting over twelve months.

All equity awards are issued subject to the terms of their respective grant and the terms and conditions of the Plan.

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Neepa Patel: Page 3 November 12, 2021

This is a contract for services and not a contract of employment, and as an independent contractor you will be paid your fees on a gross basis. You will be responsible for payment of all applicable Federal, State and local taxes on compensation received and all compensation shall be subject to reporting by the Company on an annual basis on Form 1099, as required by law.

In addition to your fees, you are entitled to be reimbursed any reasonable expenses incurred in attending meetings of the Board or of any committee of the Board, or of stockholder meetings, or otherwise on the business of the Company. The Company may require written evidence of such expenses to be provided and in certain cases prior approval. All expenses are subject to the Company’s expense policy.

5.	Termination

You are entitled to resign your membership on the Board or on any committee of the Board at any time. In addition, you agree to resign your directorship in the circumstances set forth in Section 6 below. Written notice of any such resignation should be given to the Chairman of the Board.

This Agreement will automatically terminate, without requirement of notice, upon the date of your resignation from the Board (including any resignation pursuant to Section 6 below), if you are removed from office by a resolution of the stockholders in accordance with the Company’s Bylaws and Delaware law, or if you are not re-nominated or re-elected to the Board, and you will not be entitled to any further compensation following the termination date in any of these events.

6.	Immediate vacation of office

You agree to resign your office as a director on the Board and on each committee of the Board immediately in the event of any of the following circumstances:

(a)	if you become prohibited by law from acting as a director;

(b)	if you are convicted of a felony or crime involving moral turpitude (excluding driving offences unless combined with other aggravating circumstances or offenses) or fraud;

(c)	if you engage in gross misconduct which is materially detrimental to the reputation or business of the Company; provided that you shall first be entitled to receive notice from the Board specifying such gross misconduct in reasonable detail, and shall have failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice (unless such misconduct is of a nature that it is unable to be cured or corrected); or

670 Long Beach Boulevard, · Long Beach, New York 11561 ·. Tel +1 516 274 8700 ·. www.ipsidy.com

Neepa Patel: Page 4 November 12, 2021

(d)	if you willfully fail to comply in any material respect with the Company’s Confidentiality Agreement, Insider Trading Policy, Code of Ethics, Sexual Harassment Prevention Policy or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that you shall first be entitled to receive notice from the Board specifying such noncompliance in reasonable detail, and shall have failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice (unless such non-compliance is of a nature that it is unable to be cured or corrected). I will have our General Counsel provide you with all relevant policies.

7.	Confidentiality

You acknowledge your duties of confidentiality and loyalty to the Company as a director of a Delaware corporation, and you agree to uphold such duties. In addition, you will be asked to execute a standard Confidentiality Agreement.

8.	Indemnification & Insurance

You shall be entitled to indemnification by the Company with respect to your services as a director, to the fullest extent permitted by law and under the Company’s Certificate of Incorporation and Bylaws. In addition, upon your appointment the Company will enter into a standard indemnification agreement with you.

You shall be covered under the Company’s directors’ and officers’ insurance policy, for so long as you remain a member of the Board. The Company shall continue to provide coverage to you under such policy for not less than twenty-four (24) months following your termination date on substantially the same terms of the policy in effect immediately prior to the termination date.

9.	Miscellaneous

This letter shall be governed by and construed in accordance with the law of the State of New York law and the courts, Federal and State, located in the State of New York shall have non-exclusive jurisdiction for all matters arising under it.

If this letter reflects the terms that we have agreed, please sign and return a copy of this letter to me.

Sincerely,

Ipsidy Inc. dba authID.ai

/s/ Thomas Thimot
By: Thomas L. Thimot, CEO

670 Long Beach Boulevard, · Long Beach, New York 11561 ·. Tel +1 516 274 8700 ·. www.ipsidy.com

Neepa Patel: Page 5 November 12, 2021

I hereby agree to act as a non-executive director of Ipsidy Inc. upon the terms contained in the letter of which this is a copy.

/s/ Neepa Patel
NEEPA PATEL

Date: November 12, 2021

670 Long Beach Boulevard, · Long Beach, New York 11561 ·. Tel +1 516 274 8700 ·. www.ipsidy.com